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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption 'Experts' in the Third Amendment to the Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus for the Offering of the Undivided Interests in the Loan Agreement between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority and El Conquistador Partnership L.P., S.E. and to the use of our reports: (a) dated February 5, 1999 (except for the second paragraph of Note 18 as to which the date is March 31, 1999) with respect to the Financial Statements of El Conquistador Partnership L.P.; (b) dated April 8, 1999 with respect to the Consolidated Balance Sheet of WKA El Con Associates; and (c) dated April 8, 1999 with respect to the Consolidated Balance Sheet of WHG El Con Corp.; all of which are included in the Third Amendment to the Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus of El Conquistador Partnership L.P., S.E. to be filed with the Securities and Exchange Commission on or about May 12, 1999.



                                          /S/ ERNST & YOUNG LLP



San Juan, Puerto Rico
May 6, 1999




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